LightPath Technologies Announces Profitable Third Quarter

Backlog Grows to Greater Than $5 Million

Cost Reductions Drive Increases in EBITDA and Gross Margin

ORLANDO, Fla., May 2, 2013 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the third quarter ended March 31, 2013.

(Logo: http://photos.prnewswire.com/prnh/20130122/FL45558LOGO)

Third Quarter Highlights:

  Revenue for the third quarter of fiscal 2013 increased 3% to $2.85 million compared to $2.78 million for the third quarter of fiscal 2012.
  12-month backlog increased 14% to $5.01 million as of March 31, 2013 compared to $4.39 million as of March 31, 2012.
  Gross margin for the quarter was 47%, compared to 32% for the same quarter of fiscal 2012.
  EBITDA increased to $463,000, or 16% of revenues, compared to a loss of $211,000, in the same quarter of fiscal 2012.
  Net income was $217,000, or $0.02 per share for the quarter compared to a net loss of $519,000 or $0.05 loss per share in the same quarter of fiscal 2012.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "We are very pleased with the results we achieved this quarter with bookings over $3 million, shipments of $2.85 million and gross margin of 47%. The 15 percentage point improvement in gross margin as compared to the third quarter of fiscal 2012, was a result of cost reductions from our glass conversion program, lower tooling costs, yield improvement and direct labor productivity improvement. We also benefited from improved overhead absorption as we continued to increase our manufacturing volume. Our revenue growth continues to be driven by the telecommunications sector, specifically the need for expanded infrastructure to support mobile internet demand; our industrial tool business which benefited from an improving Chinese market; demand for fiber laser delivery systems; and our entry into the digital projection market."

Mr. Gaynor added, "Our goal is to accelerate our top line growth and we are rigorously pursuing opportunities to further expand our current accounts and develop new ones. We believe the themes of mobile internet growth, recovery of the Chinese industrial tool market and new product applications bode well for our long term growth. Even though overall markets are still weak and somewhat choppy, we have been able to grow our business 51% from 2009 to 2012. Our product offerings, which serve a diverse group of end-markets, have found growth opportunities for our core business in precision molded optics. We are also building a presence in the infrared market. We will continue to work hard to ensure that we are positioned to capitalize on the many opportunities we see ahead for our products and technology."

Financial Results for Three Months Ended March 31, 2013

Revenue for the third quarter of fiscal 2013 totaled approximately $2.85 million compared to approximately $2.78 million for the third quarter of fiscal 2012, an increase of 3%. This increase was primarily attributable to increases in sales of our custom optics, our industrial tool and our GRADIUM® product lines. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, driven by the telecommunications sector's need for expanded infrastructure to support mobile internet demand; our industrial tool business, which benefited from an improving Chinese market demand; fiber laser delivery systems; and our entry into the digital projection market. Infrared products, now being designed and introduced to the market are expected to accelerate the Company's growth more meaningfully beginning in the fourth quarter of fiscal 2013 and continuing in fiscal 2014.

The gross margin percentage in the third quarter of fiscal 2013 was 47%, compared to 32% for the third quarter of fiscal 2012. Total manufacturing costs of $1.52 million decreased by approximately $373,000 in the third quarter of fiscal 2013 compared to the same period of the prior fiscal year. The decrease in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of an increase in precision molded optics products utilizing lower cost glass, lower tooling costs and better utilization of fixed costs due to higher unit volumes. Direct costs, which include material, labor and services, were 23% of revenue in the third quarter of fiscal 2013, as compared to 24% of revenue in the third quarter of fiscal 2012.

During the third quarter of fiscal 2013, total costs and expenses decreased by approximately $118,000 compared to the same period of the prior year. Selling, general and administrative expenses were $1.04 million for the third quarter of fiscal 2013 compared to $1.14 million for the third quarter of fiscal 2012. Total operating income for the third quarter of fiscal 2013 improved to approximately $56,000 compared to a loss of $506,000 for the same period in fiscal 2012.

In the third quarter of fiscal 2013, we recognized a gain of approximately $223,000 related to the change in the fair value of derivative warrants issued in connection with our June 2012 private placement. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Other income was a loss of $8,500 in the third quarter of fiscal 2013 compared to a gain of approximately $10,000 in the third quarter of fiscal 2012 due to the effect of foreign currency rate adjustments. Net income for the third quarter of fiscal 2013 was $217,000 or $0.02 per basic and diluted common share, compared with a net loss of $519,000 or $0.05 per basic and diluted common share for the same period in fiscal 2012. Weighted-average basic shares outstanding increased to 11,883,042 in the third quarter of fiscal 2013 compared to 9,767,640 in the third quarter of fiscal 2012 which was primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our convertible debentures, shares issued in connection with the conversion of our debentures and the shares issued under our employee stock purchase plan.

Financial Results for Nine Months Ended March 31, 2013

Revenue for the first nine months of fiscal 2013 totaled approximately $8.65 million compared to approximately $8.18 million for the first nine months of fiscal 2012, an increase of 6%. This increase was primarily attributable to an increase in the sales of custom optics, an increase in the sales of our industrial tool products and our entry in the digital projection market offset by slightly lower sales volumes in our collimator and isolator product lines. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, driven by the telecommunications sector's need for expanded infrastructure to support mobile internet demand; our industrial tool business which benefited from an improving Chinese market; demand for fiber laser delivery systems; and our entry into the digital projection market.

The gross margin percentage in the first nine months of fiscal 2013 was 44%, compared to 34% for the first nine months of fiscal 2012. Total manufacturing costs of $4.89 million decreased by approximately $487,000 in the first nine months of fiscal 2013 compared to the same period of the prior fiscal year. This decrease in manufacturing costs, as compared to the same period of the prior fiscal year, is a result of a decrease of $271,000 in wages and a decrease of $268,000 in material and tooling costs offset by an increase of $38,000 in repairs and an increase of $33,000 in depreciation. Direct costs, which include material, labor and services, were 23% of revenue in the first nine months of fiscal 2013, as compared to 26% of revenue in the first nine months of fiscal 2012.

During the first nine months of fiscal 2013, total costs and expenses decreased by approximately $78,000 compared to the same period of the prior year. Selling, general and administrative expenses were $3.04 million for the first nine months of fiscal 2013 compared to $3.02 million for the same period in fiscal 2012. Total operating income for the first nine months of fiscal 2013 improved to approximately $4,000 compared to a loss of $1.04 million for the same period in fiscal 2012.

In the first nine months of fiscal 2013 we recognized a gain of approximately $488,000 related to the change in the fair value of derivative warrants issued in connection with our June 2012 private placement. The warrants have a five year life and this fair value will be re-measured each reporting period until the warrants are exercised or expire.

Other income increased by approximately $23,000 to $67,000 in the first nine months of fiscal 2013 from approximately $44,000 in the first nine months of fiscal 2012. In the first nine months of fiscal 2013 we entered into license agreement in which we granted a license for our GRADIUM® product line to NHG for a $150,000 fee. We recognized $50,000 in income, in accordance with ASC 605-10.

Net income for the first nine months of fiscal 2013 was $459,000 or $0.04 per basic and diluted common share, compared with a net loss of $1.06 million or ($0.11) per basic and diluted common share for the same period in fiscal 2012. Weighted-average basic shares outstanding increased to 11,818,408 in the first nine months of fiscal 2013 compared to 9,758,233 in the first nine months of fiscal 2012 which was primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our 8% convertible debentures, shares issued in connection with the conversion of our debentures and the shares issued under our employee stock purchase plan.

Cash and cash equivalents totaled approximately $1.40 million as of March 31, 2013. The current ratio as of March 31, 2013 was 3.57 to 1.00 compared to 3.59 to 1.00 as of June 30, 2012. Total stockholders' equity as of March 31, 2013 was approximately $5.64 million compared to $4.00 million as of June 30, 2012.

As of March 31, 2013, our 12-month backlog was $5.01 million compared to $4.89 million as of June 30, 2012.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, May 2nd at 4:30 p.m. (ET) to discuss the Company's financial and operational performance for the third quarter of fiscal 2013.

Conference Call Details
Date: Thursday, May 2, 2013
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and loss on extinguishment of debt and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305
Email: jgaynor@lightpath.com	Email: dcipolla@lightpath.com
Web: www.lightpath.com	Web: www.lightpath.com

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(Unaudited)
	March 31,	June 30,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$1,403,490	$2,354,087
Trade accounts receivable, net of allowance of $27,600 and $18,214	2,234,361	2,133,079
Inventories, net	1,828,368	1,513,384
Other receivables	323,500	41,000
Prepaid interest expense	—	7,250
Prepaid expenses and other assets	341,786	201,459
Total current assets	6,131,505	6,250,259

Property and equipment, net	2,013,214	1,920,950
Intangible assets, net	43,614	68,265
Debt costs, net	—	3,882
Other assets	27,737	27,737
Total assets	$8,216,070	$8,271,093
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,048,555	$1,129,708
Accrued liabilities	167,942	183,910
Accrued payroll and benefits	496,793	386,234
Deferred revenue	1,966	37,750
Capital lease obligation, current portion	3,602	3,602
Total current liabilities	1,718,858	1,741,204

Capital lease obligation, less current portion	4,202	6,903
Deferred rent	258,280	345,726
Warrant liability	599,194	1,087,296
8% convertible debentures to related parties	—	1,012,500
8% convertible debentures	—	75,000
Total liabilities	2,580,534	4,268,629

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 12,955,728 and 11,711,952
shares issued and outstanding, respectively	129,557	117,120
Additional paid-in capital	209,571,539	208,410,216
Accumulated other comprehensive income	88,483	88,258
Accumulated deficit	(204,154,043)	(204,613,130)
Total stockholders' equity	5,635,536	4,002,464
Total liabilities and stockholders' equity	$8,216,070	$8,271,093

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
Product sales, net	$ 2,846,718	$2,775,486	8,654,553	$8,180,749
Cost of sales	1,522,901	1,895,724	4,887,104	5,374,593
Gross margin	1,323,817	879,762	3,767,449	2,806,156
Operating expenses:
Selling, general and administrative	1,042,067	1,141,366	3,042,889	3,020,869
New product development	216,626	236,643	693,394	795,894
Amortization of intangibles	8,217	8,217	24,651	24,651
Loss on disposal of property and equipment	1,026	—	2,273	—
Total costs and expenses	1,267,936	1,386,226	3,763,207	3,841,414
Operating income (loss)	55,881	(506,464)	4,242	(1,035,258)
Other income (expense):
Interest expense	(50,951)	(21,750)	(96,007)	(66,920)
Interest expense - debt costs	(2,132)	(832)	(3,882)	(2,448)
Change in fair value of warrant liability	222,766	—	488,102	—
Other income (expense), net	(8,470)	10,061	66,632	43,895
Total other income (expense), net	161,213	(12,521)	454,845	(25,473)
Net income (loss)	$ 217,094	$ (518,985)	$ 459,087	$ (1,060,731)
Income (loss) per common share (basic)	$ 0.02	$ (0.05)	$ 0.04	$ (0.11)
Number of shares used in per share calculation (basic)	11,883,042	9,767,640	11,818,408	9,758,233
Income (loss) per common share (diluted)	$ 0.02	$ (0.05)	$ 0.04	$ (0.11)
Number of shares used in per share calculation (diluted)	12,717,742	9,767,640	12,671,472	9,758,233
Foreign currency translation adjustment	(269)	9,883	225	31,017
Comprehensive income (loss)	$ 216,825	$ (509,102)	$ 459,312	$ (1,029,714)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended
	March 31,
	2013	2012
Cash flows from operating activities
Net income (loss)	$ 459,087	$ (1,060,731)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	601,334	857,721
Interest from amortization of debt costs	3,882	2,448
Loss on disposal of property and equipment	2,273	—
Stock based compensation	197,198	202,802
Change in provision for doubtful accounts receivable	9,386	7,946
Change in fair value of warrant liability	(488,102)	—
Deferred rent	(87,446)	(92,753)
Changes in operating assets and liabilities:
Trade accounts receivables	(110,668)	(571,541)
Other receivables	(282,500)	10,289
Inventories	(314,984)	59,196
Prepaid expenses and other assets	(33,077)	45,022
Accounts payable and accrued liabilities	13,438	354,169
Deferred revenue	(35,784)	282,000
Net cash provided by (used in) operating activities	(65,963)	96,568
Cash flows from investing activities
Purchase of property and equipment	(671,220)	(580,575)
Net cash used in investing activities	(671,220)	(580,575)
Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	8,981	14,145
Costs associated with conversion of debentures	(39,919)	—
Repayments of debentures	(180,000)	—
Payments on capital lease obligation	(2,701)	—
Net cash provided by (used in) financing activities	(213,639)	14,145
Effect of exchange rate on cash and cash equivalents	225	31,017
Decrease in cash and cash equivalents	(950,597)	(438,845)
Cash and cash equivalents, beginning of period	2,354,087	928,900
Cash and cash equivalents, end of period	$ 1,403,490	$ 490,055
Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,757	$ 1,670
Income taxes paid	$ 2,350	$ 3,694
Supplemental disclosure of non-cash investing & financing activities:
Prepaid interest on convertible debentures through the issuance of common stock	$ 87,000	$ 87,000
Issuance of common stock through the conversion of 8% debentures	$ 907,500	—

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Nine months ended March 31, 2013
(Unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2012	11,711,952	$ 117,120	$ 208,410,216	$ 88,258	$(204,613,130)	$ 4,002,464

Issuance of common stock for:
Employee stock purchase plan	10,567	106	8,875	—	—	8,981
Conversion of debentures, net of costs	1,148,738	11,487	856,094	—	—	867,581
Cashless exercise of warrants	-	-	-	—	—	—
Interest payment on convertible debentures	84,471	844	86,156	—	—	87,000
Warrant issued for consulting services	—	—	13,000	—	—	13,000
Stock based compensation on stock
options and restricted stock units	—	—	197,198	—	—	197,198
Net income	—	—	—	—	459,087	459,087
Foreign currency translation adjustment	—	—	—	225	—	225
Balance at March 31, 2013	12,955,728	$ 129,557	$ 209,571,539	$ 88,483	$(204,154,043)	$ 5,635,536

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012

Net income (loss)	$ 217,094	$ (518,985)	$ 459,087	$ (1,060,731)
Depreciation and amortization	193,039	286,014	601,334	857,721
Interest expense	53,083	22,582	99,889	69,368
EBITDA	$ 463,216	$ (210,389)	$ 1,160,310	$ (133,642)